Exhibit 10.8.11

EIGHTH AMENDMENT TO THE SECOND AMENDMENT AND
RESTATEMENT OF AGREEMENT OF LIMITED PARTNERSHIP OF
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

THIS EIGHTH AMENDMENT (this "Amendment") TO THE SECOND AMENDMENT AND RESTATEMENT OF AGREEMENT OF LIMITED PARTNERSHIP OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP (the “Second Amended and Restated Partnership Agreement”) is entered into effective as of December 21, 2011, and is made by, between, and among TAUBMAN CENTERS, INC., a Michigan corporation ("TCO"), TG PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership (“TG”), and TAUB-CO MANAGEMENT, INC., a Michigan corporation (“Taub-Co”), who, as the Appointing Persons, having obtained the written consent of all partners of The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”), have the full power and authority pursuant to Section 13.11 of the Second Amended and Restated Partnership Agreement, to amend the Second Amended and Restated Partnership Agreement on behalf of all of the partners of the Partnership with respect to the matters herein provided. (Capitalized terms used herein that are not herein defined shall have the meanings ascribed to them in the Second Amended and Restated Partnership Agreement.)

Recitals:

A.    On September 30, 1998, TCO, TG, and Taub-Co entered into the Second Amended and Restated Partnership Agreement as an amendment and restatement of the then-existing partnership agreement (the “Amended and Restated Partnership Agreement”), as authorized under Section 13.11 of the Amended and Restated Partnership Agreement.

B.    On March 4, 1999, TCO, TG, and Taub-Co entered into a First Amendment to the Second Amended and Restated Partnership Agreement to facilitate a proposed pledge of Units of Partnership Interest in the Partnership.

C.    On September 3, 1999, TCO, TG, and Taub-Co entered into a Second Amendment to the Second Amended and Restated Partnership Agreement to provide for the contribution of preferred capital in exchange for a preferred equity interest.

D.    On May 2, 2003, TCO, TG, and Taub-Co entered into a Third Amendment to the Second Amended and Restated Partnership Agreement to provide for the issuance of Series E Units of Partnership Interest in exchange for a contribution of cash to the Partnership.

E.    On December 31, 2003, TCO, TG, and Taub-Co entered into a Fourth Amendment to the Second Amended and Restated Partnership Agreement to change the term of the Partnership and to amend Schedule E to the Partnership Agreement.

F.    On February 1, 2005, TCO, TG, and Taub-Co entered into a Fifth Amendment to the Second Amended and Restated Partnership Agreement to evidence the conversion of all of the Series E Units of Partnership Interest to Units of Partnership Interest in the Partnership.

G.    On March 29, 2006, TCO, TG, and Taub-Co entered into a Sixth Amendment to the Second Amended and Restated Partnership Agreement to amend Schedule A and Schedule E to the Second Amended and Restated Partnership Agreement.

H.     On April 1, 2006, TCO, TG, and Taub-Co entered into a Seventh Amendment to the Second Amended and Restated Partnership Agreement (the Second Amended and Restated Partnership Agreement, as amended, is hereinafter referred to as the “Partnership Agreement”) to amend certain definitions as a result of changes in the tax law affecting the taxation of real estate investment trusts and to protect TCO's status as a real estate investment trust.

I.    As authorized under Section 13.11 of the Partnership Agreement, the parties hereto wish to further amend the Partnership Agreement to make certain clarifying changes and to provide for and limit the consent and approval rights of (i) certain Limited Partners who have acquired Units of Partnership Interest pursuant to that certain Acquisition Agreement, dated September 30, 2011, between Davis Street Land Company of Tennessee, L.L.C., as Trustee of The Green Hills Mall Trust, Davis Street Land Company of Tennessee II, L.L.C., as Trustee of GH II Trust, Gardens SPE II, LLC, and El Paseo Land Company, LLC, as Seller (the “Sellers”), and TRG, as Buyer, as may be amended, and (ii) those Limited Partners who succeed to the Units of Partnership Interest acquired by the Sellers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Partnership Agreement is amended as follows:

1.    Article II of the Partnership Agreement is hereby amended to add the following new definitions in their proper alphabetical placement:

“Davis Street Limited Partners” means, initially, Davis Street Land Company of Tennessee, L.L.C., as Trustee of The Green Hills Mall Trust, Davis Street Land Company of Tennessee II, L.L.C., as Trustee of GH II Trust, Gardens SPE II, LLC, and El Paseo Land Company, LLC (if prior to February 29, 2012, El Paseo Land Company, LLC conveys and transfers to The Taubman Realty Group Limited Partnership, or it's title nominee, that certain retail center which it owns in Palm Desert, California), and thereafter, any Limited Partner who acquires directly or indirectly Units of Partnership Interest from the foregoing Persons or as an assignee of any such Limited Partner.

“Majority in Interest of the Davis Street Limited Partners” means, from time to time, those Davis Street Limited Partners holding in excess of fifty percent (50%) of the aggregate Percentage Interests held by all the Davis Street Limited Partners.

2.    Article II of the Partnership Agreement is hereby further amended to delete the definitions of “Ordinary Tax Liability” and “Tax Liability” and to replace them with the following:

"Ordinary Tax Liability" means, for each Partnership Fiscal Year, an amount equal to the product of (i) the highest individual federal income tax rate applicable to ordinary income in effect for such Partnership Fiscal Year, and (ii) the largest quotient obtained by dividing (a) each Partner's allocable share of the taxable income of the Partnership for such Partnership Fiscal Year, determined by taking into account allocation of items of income and deduction pursuant to Section 704(c) of the Code, except for allocations of items of income to a Partner to the extent that (x) the Partnership has made or is required to make a payment to such Partner, by way of indemnification or otherwise, with respect to such income, or (y) such Partner has agreed not to include such income in the calculation of the Ordinary Tax Liability, and by excluding any items giving rise to a capital gain or a capital loss, by (b) such Partner's Percentage Interest on the Relevant Date.

“Tax Liability” means, for the relevant period, the product of (i) the highest individual federal income tax rate applicable to capital gains (taking into account the relevant holding period for the applicable asset) in effect for such period, and (ii) the largest quotient obtained by dividing (a) each Partner's (other than TCO's) allocable share of net capital gain (as defined in Section 1222(11) of the Code) of the Partnership for such period, by (b) such Partner's (other than TCO's) Percentage Interest on the Relevant Date, taking into account allocation of gain pursuant to Section 704(c) of the Code, except that a Partner's allocation of gain shall not be taken into account to the extent that (x) the Partnership has made or is required to make, by way of indemnification or otherwise, a payment to such Partner with respect to an allocation of gain, or (y) such Partner has otherwise agreed not to include the gain allocable to such Partner in the calculation of the Tax Liability; provided, however, that in no event shall the Tax Liability for any period exceed the cash proceeds received or to be received by the Partnership on the sale during such period of capital assets.

3.    Section 6.1 of the Partnership Agreement is hereby amended to add the following new paragraph (d) at the end thereof:

(d)    In the event the consent, approval, or concurrence of a Limited Partner or of the Limited Partners is required under this Agreement, including, without limitation, for purposes of an amendment to this Agreement, such consent, approval, or concurrence on behalf of each of the Davis Street Limited Partners shall be given or withheld by the Davis Street Limited Partners then constituting a Majority in Interest of the Davis Street Limited Partners. To obtain such consent, approval, or concurrence, the Managing General Partner shall send a written request for consent, approval, or concurrence to each of the Davis Street Limited Partners who are Record Partners, and the consent, approval, or concurrence shall be deemed given by each such Davis Street Limited Partner unless a Majority in Interest of the Davis Street Limited Partners, within ten (10) Business Days after the date of the request therefor, send the Managing General Partner a written notice indicating that a Majority in Interest of the Davis Street Limited Partners do not consent, approve, or concur.

4.    As amended by this Eighth Amendment, all of the provisions of the Partnership Agreement are hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Appointing Persons, in accordance with Section 13.11 hereof, on behalf of all of the Partners, have entered into this Amendment as of the date first-above written.

TAUBMAN CENTERS, INC., a Michigan corporation

By: s/ Lisa A. Payne
Lisa A. Payne

Its: Vice Chairman and Chief Financial Officer

TG PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	TG Michigan, Inc., a Michigan corporation, Managing General Partner

By: /s/ Jeffrey M. Davidson
Jeffrey M. Davidson

Its: Senior Vice President

TAUB-CO MANAGEMENT, INC., a Michigan corporation

By: /s/ Chris B. Heaphy
                         Chris B. Heaphy

Its: Secretary